Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	STEWART A. HOWLEY LAWSON PRODUCTS, INC. 847-827-9666
Lawson Products Sells Assembly Component Systems
DES PLAINES, ILLINOIS, September 1, 2010 — Lawson Products, Inc. (NASDAQ: LAWS) today announced the sale of substantially all of the assets of Assembly Component Systems, Inc. (ACS), a wholly owned subsidiary, to Supply Technologies LLC., a wholly owned company of Park-Ohio Holdings Corp. (NASDAQ:PKOH). The sale price is $19.0 million, consisting of $16.0 million of cash and a $3.0 million promissory note, plus the assumption of certain liabilities.
ACS is a provider of supply chain management solutions for a broad range of production components through its network of service centers throughout North America. In connection with the above transaction, Supply Technologies and Lawson Products have entered into a strategic alliance to collaborate on common interests relative to certain MRO products in a variety of industries.
Lawson President and CEO Tom Neri said, “This divestiture will free up valuable resources for our company and generate cash for further investment in Lawson MRO, our most profitable business. We look forward to partnering with Supply Technologies in serving customers who value a combined OEM and MRO solution and the many cost and operating efficiencies it delivers.”
Edward F. Crawford, Chairman and CEO, stated, “We are pleased to add to our Supply Technology business an outstanding leadership team and a new list of customers representing some of the elite manufacturers in North America. Annual revenues from this transaction will exceed $50 million per year and will be immediately accretive to Park-Ohio’s earnings.”
About Lawson Products, Inc.
Lawson Products, Inc. headquartered in Des Plaines, IL, is a leader in distributing products and services to the industrial, commercial, and institutional maintenance, repair and operations (MRO) market. The company also manufactures, sells, and distributes production and specialized component parts, and provides services and systems to original equipment manufacturers (OEMs).
About Park-Ohio Holdings, Inc.
Park-Ohio Holdings Corp. is a leading provider of supply management services and a manufacturer of highly engineered products. Headquartered in Cleveland, Ohio, the Company operates 28 manufacturing sites and 40 supply chain logistics facilities.
This news release contains forward-looking statements, including statements regarding future performance that are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.